Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-187760) and Form S-8 (Nos. 333-147490, 333-148544, and 333-185617) of Synthesis Energy Systems, Inc. and subsidiaries of our report dated September 12, 2014 relating to the financial statements, which appears in this Form 10-K as amended.

/s/ UHY LLP

Houston, Texas

November 21, 2014